Exhibit 99.1

NEWS RELEASE

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Phone: 212-564-4700
Fax: 727-579-8067	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES, INC. ANNOUNCES
THIRD QUARTER AND NINE-MONTH FINANCIAL RESULTS REVENUE AND EPS INCREASE IN THE THIRD QUARTER

ST. PETERSBURG, Fla. – (February 17, 2009) –MTS Medication Technologies, Inc. (NasdaqCM:MTSI), an international provider of medication adherence packaging systems, today announced its financial results for its third quarter and nine months ended December 31, 2008.

Third Quarter

Net sales for the third quarter increased 30.7% to $19.2 million from $14.7 million in the prior year’s third quarter. Net income was $687,000, or $0.10 per diluted common share, compared with $611,000, or $0.09 per diluted common share, in the prior year’s third quarter. Net sales associated with consumables in the U.S. long-term care market increased approximately 7%. Net sales through European operations decreased approximately 8% when expressed in U.S. dollars, but increased approximately 16% when expressed in the functional currency in which the sales are made.

Gross margin for the third quarter was 32.2% compared with 38.3% in the prior year’s third quarter. The decrease in gross profit margin percentage was due primarily to the difference in gross margins between OnDemand® machines and that of consumables and pre-pack machines and also lower gross margins on European sales due to fluctuations in currency rates.

Approximately $3.6 million of revenue was recorded during this quarter as a result of acceptance of 5 OnDemand machines related to an agreement with Omnicare. The gross margin realized on these machines is significantly lower than that of consumables and pre-pack machines, and therefore, accounts for a significant portion of the decline in total gross margins. In addition, the strengthening of the U.S. dollar has resulted in lower gross margins in Europe because a large percentage of revenue in Europe is derived from sales of consumables manufactured and paid for in U.S. dollars.

SG&A expenses for the third quarter were $4.5 million, or 23.6% of revenue, compared with $3.7 million, or 25.4% of revenue, in the prior year’s third quarter. The increase in SG&A expenses was primarily due to increased costs associated with service and support of OnDemand machines, costs associated with European operations and increased research and development expenses.

Operating profit for the third quarter was $970,000, or 5.0% of net sales, compared with $1.2 million, or 8.1% of net sales, in the prior year’s third quarter. Lower operating margins result primarily from higher SG&A costs and depreciation expense, as well as lower gross margins.

The effective income tax rate for the third quarter was 19.9% compared with 39.1% in the prior year third quarter. The decrease results primarily from adjustments made to the estimated liability for uncertain tax positions in both periods. In addition, the income tax expense has been reduced to account for certain federal income tax credits for manufacturing expenditures that are being made this fiscal year.

Segment Reporting

Consumables

	Three Months Ended December 31,

	2008	2007

	(In Thousands)

Net Sales	$13,527	$13,054
Gross Margin	40.7%	42.9%
Operating Profit	$1,874	$2,363
Operating Margin	13.9%	18.1%

Net sales for consumables in the third quarter increased $473,000, or 3.6%, primarily due to sales in the U.S. long-term care market. The growth in the U.S. is primarily attributable to new sales to pharmacies servicing nursing homes and assisted living facilities, as well as an increase in the number of long-term care customers served. The European growth is primarily the result of increased penetration of both community and nursing home markets, although currency fluctuations have significantly impacted net sales growth in Europe when net sales are translated to U.S. dollars.

Operating margins declined in the third quarter primarily due to: (a) increases in raw material costs compared to the previous year; (b) additional costs added and allocated to this segment based on revenue; (c) higher depreciation expense related to new assets acquired in this segment; and (d) foreign currency fluctuations.

Packaging Automation

	Three Months Ended December 31,

	2008	2007

	(In Thousands)

Net Sales	$5,546	$1,642
Gross Margin	12.9%	5.0%
Operating Loss	$(455)	$(863)
Operating Margin	(8.2%)	(52.6%)

Net sales for packaging automation in the third quarter increased $3.9 million, or 237.8%, primarily as a result of the acceptance of OnDemand machines under an agreement with Omnicare. During the third quarter, MTS recorded $3.6 million of revenue associated with 5 machines that were accepted by Omnicare.

Operating margin during the third quarter improved over the prior year as a result of the realization of additional gross profit on increased net sales, which offset a portion of the indirect costs attributed to this segment.

Medication Administration Systems

	Three Months Ended December 31,

	2008	2007

	(In Thousands)

Net Sales	$161	$24
Gross Margin	(15.3%)	(150.0%)
Operating Loss	$(271)	$(149)
Operating Margin	(168.3%)	(620.8%)

Net sales for medication administration systems in the third quarter consisted of MedLocker(R)installations.

Operating loss this quarter increased over the prior year because of increased R&D expenditures and new personnel added to support MedTimes product and market development.

Nine Months

Net sales for the nine months increased 35.8% to $59.3 million from $43.7 million in the prior year period. Net income was $1,616,000 or $0.24 per diluted common share, compared with $1,919,000, or $0.28 per diluted common share, in the prior year. Net sales associated with consumables in the U.S. long-term care market increased approximately 7%. Net sales through European operations increased approximately 10%. However, net sales in Europe increased approximately 22% when expressed in the functional currency in which the sales are made.

Gross margin for the nine months was 31.8% compared with 38.9% in the prior year. The decrease in gross profit margin percentage was due primarily to the difference in gross margins between OnDemand machines and those of consumables and pre-pack machines. Approximately $12.8 million of revenue was recorded during this year as a result of the installation and acceptance of 21 OnDemand machines related to the agreement with Omnicare.

SG&A expenses for the nine months were $13.9 million, or 23.5% of revenue, compared with $11.4 million, or 26.0% of revenue, in the prior year. The increase in SG&A expenses was primarily due to increased costs associated with service and support of OnDemand machines, costs associated with European operations, increased research and development expenses and increased employee benefit costs.

Operating profit for the nine months was $2.7 million, or 4.5% of net sales, compared with $3.7 million, or 8.4% of net sales, in the prior year. Lower operating margins result from higher SG&A costs and depreciation expense, as well as lower gross margins.

The effective income tax rate for nine months was 30.1% compared with 39.8% in the prior year nine months. The decrease results primarily from adjustments made to the estimated liability for uncertain tax positions in both periods.

Segment Reporting

Consumables

	Nine Months Ended December 31,

	2008	2007

	(In Thousands)

Net Sales	$40,358	$37,719
Gross Margin	40.4%	43.3%
Operating Profit	$5,257	$6,791
Operating Margin	13.0%	18.0%

Net sales for consumables in the nine months increased $2.6 million, or 7.0%, primarily due to growth in sales in both the U.S. long-term care market and the European markets. The growth in the U.S. is primarily attributable to new sales to pharmacies servicing nursing home and assisted living facilities. The European growth is primarily the result of increased penetration of both community and nursing home markets.

Operating margins declined during the nine months ended December 31, 2008 primarily due to: (a) increases in raw material costs and scrap rates; (b) additional costs allocated to this segment based on revenue; (c) higher depreciation expense associated with assets related to this segment; (d) higher employee benefit costs; and (e) foreign currency fluctuations.

Packaging Automation

	Nine Months Ended December 31,

	2008	2007

	(In Thousands)

Net Sales	$18,634	$5,792
Gross Margin	13.7%	10.6%
Operating Loss	$(858)	$(2,112)
Operating Margin	(4.6%)	(36.5%)

Net sales for packaging automation in the nine months increased $12.8 million, or 221.7%, as a result of acceptance of OnDemand machines under an agreement with Omnicare. During this period, MTS recorded $12.8 million of revenue associated with 21 machines that were accepted by Omnicare.

Operating margin during the nine months improved over the prior year as a result of the realization of additional gross profit on increased net sales, which offset a portion of the indirect costs attributed to this segment.

Medication Administration Systems

	Nine Months Ended December 31,

	2008	2007

	(In Thousands)

Net Sales	$310	$147
Gross Margin	6.2%	(15.9%)
Operating Loss	$(1,176)	$(635)
Operating Margin	(379.4%)	(432.0%)

Net sales for medication administration systems in the nine months increased because more MedLocker systems were sold and installed this year.

Operating loss increased over the prior year primarily because of increased R&D expenditures and new personnel added to support the MedTimes product and market development.

Operating income (loss), as presented above, is net sales less the cost of sales and other operating expenses that are directly identifiable to the respective segment or allocated on the basis of sales or manpower. Operating income (loss) is reconciled to earnings before income taxes in the Consolidated Financial Statements included in the Company’s Form 10-Q filed with the SEC.

Todd Siegel, President and Chief Executive Officer, said, “We are very pleased to achieve increases in both revenue and earnings per share during our third quarter, especially in light of these difficult economic times. We anticipate continued improvement in margins for our consumables segment due to lower freight costs, reduction in plastic prices, improved manufacturing processes and selective price increase to customers. We are also encouraged by the growth in revenue in our medication administration segment that resulted from increased sales of our MedLocker product.”

“Although the strengthening of the U.S. dollar has adversely affected the financial results of our European operations by approximately $300,000 for the nine month period, we continue to grow our business as we penetrate the nursing home and domiciliary markets in Europe. We remain encouraged with the growing interest and acceptance of our Multi-Med adherence packaging and our ability to automate the prescription fulfillment process.”

Siegel continued, “We have now installed and received acceptance of 23 of 24 OnDemand machines that were sold to Omnicare. The last system is being held on our floor awaiting completion of the customer’s site preparation, which may now occur in our first quarter ending June 30, 2009. The results of the delivery and acceptance phase of this important commitment has improved our operating cash flow and helped us reduce debt by $1.5 million during this quarter.”

“Our medication administration segment continues to use operating cash flow. However, we are optimistic that once we implement the pre-production pilot sites we will begin to validate the benefit to the pharmacy and nursing home markets. We believe that two pilot sites will be up and running within 60 days and by the end of our fiscal 2010 second quarter we will have the data we need to support the continued investment we are making to bring this exciting product to market. We were pleased to receive positive responses from the Boards of Pharmacy in both Ohio and Indiana where we expect to implement the pilot sites.”

“We will continue to analyze the market and the economic impact on our customers’ ability to purchase equipment. Current indications are that equipment sales may be slower over the next six to twelve months. In the event a slowdown occurs, we may need to reduce operating costs in our packaging automation segment.”

Siegel concluded, “We believe that our continued growth in the long-term care pharmacy provider market in the U.S. and Europe, along with a very measured approach to our costs, will continue to provide strong operating cash flow and provide us with the liquidity we need to grow our business. We remain focused on improving our operating profit to help drive value for our stockholders while entering new markets and delivering new products.”

Notice of Conference Call

Management of the Company will host a conference call today at 11:00 a.m. EST. To access the conference call, please telephone 888-459-5609 and enter 83360289 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication adherence packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand, MedLocker and MedTimes product, as are any statements related to future equipment sales or concerning general economic conditions in the United States and elsewhere. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom or German healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation ,foreign exchange rate risks, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

_________________

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	December 31, 2008	March 31, 2008

	(Unaudited)

Current Assets:
Cash	$189	$662
Restricted Cash	2	158
Accounts Receivable, Net	10,235	8,213
Inventories, Net	10,111	14,504
Prepaids and Other	1,418	2,528
Deferred Tax Asset	497	495

Total Current Assets	22,452	26,560

Property and Equipment, Net	8,357	7,746
Goodwill	894	1,161
Other Intangible Assets, Net	567	783
Other Assets, Net	1,943	2,198

Total Assets	$34,213	$38,448

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$8,686	$8,653
Current Maturities of Long-Term Debt	31	74
Current Maturities of Related Party Note Payable	–	106
Customer Deposits	1,370	4,123

Total Current Liabilities	10,087	12,956

Long-Term Debt, Less Current Maturities	9,509	11,691
Other Liabilities	815	834
Deferred Tax Liability	283	376

Total Liabilities	20,694	25,857

Stockholders' Equity:
Common Stock	64	64
Capital In Excess of Par Value	10,422	10,137
Accumulated Other Comprehensive (Loss) Income	(599)	374
Retained Earnings	3,960	2,344
Treasury Stock	(328)	(328)

Total Stockholders' Equity	13,519	12,591

Total Liabilities and Stockholders' Equity	$34,213	$38,448

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands; Except Earnings Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2008	2007	2008	2007

Net Sales	$19,234	$14,720	$59,302	$43,658

Costs and Expenses:
Cost of Sales	13,042	9,075	40,416	26,691
Selling, General and Administrative	4,545	3,738	13,933	11,361
Depreciation and Amortization	677	719	2,264	1,919

Total Costs and Expenses	18,264	13,532	56,613	39,971

Operating Profit	970	1,188	2,689	3,687

Interest Expense	112	184	376	501

Income Before Taxes	858	1,004	2,313	3,186

Income Tax Expense	171	393	697	1,267

Net Income	687	611	1,616	1,919

Net Income Per Basic Common Share	$0.11	$0.10	$0.25	$0.30

Net Income Per Diluted Common Share	$0.10	$0.09	$0.24	$0.28

Weighted Average Shares Outstanding - Basic	6,454	6,393	6,454	6,324

Weighted Average Shares Outstanding - Diluted	6,600	6,809	6,672	6,763